Exhibit 10.16

Sales Agency Services Agreement

Robot Consulting, Inc. (hereinafter referred to as the “Seller”) and Toshi Kaihatsu Kenkyusho Co., Ltd. (hereinafter referred to as the “Distributor”) have entered into the following agreement (hereinafter referred to as the “Agreement”) pursuant to which the Seller grants the Agent the right to represent the Seller in the sale of the products.

Article 1 (Grant of Authority of Representation)

1.	The Seller grants the Distributor the non-exclusive right to sell the services stipulated in Appendix 1 (hereinafter referred to as “the Product”) to the Distributor during the effective period of this agreement.
2.	The scope of the agency authority granted by the Seller to the Distributor shall be limited to the conclusion of sales contracts with customers of the Product (hereinafter referred to as “Clients”) and acts incidental thereto, and shall not include the act of receiving sales proceeds.

Article 2 (Method and Cost of Sales Agency)

1.	The Distributor shall act as an agent of the Seller and shall sell the Product to the client (hereinafter referred to as “sales agency”) after clearly stating that fact.
2.	When the Distributor receives instructions from the Seller regarding sales methods, etc., in the course of acting as a sales agent, the Distributor must comply with such instructions.
3.	The Seller shall determine the sales price of this product. If the Seller needs to change the sales price of the Product, the Seller may change the sales price by notifying the Distributor of such change.

Article 3 (Reporting, etc.)

When the Distributor acts as a sales representative, the Distributor shall immediately send the Seller a written agreement pertaining to the sales representative and shall notify the Seller of the following items

(1)	Client’s name, address, name of representative and contact person, and contact information
(2)	Plans, contents and conditions of the Product to be offered
(3)	Sales proceeds
(4)	Other items required by the Seller

Article 4 (Receipt of Sales Proceeds)

The Seller shall invoice the Client for and receive from the Client the sales price of the Product for which it acts as sales agent. The Distributor is not authorized to demand the sales price from the client or to receive the sales price from the client.

Article 5 (Sales Commissions)

1.	The Seller shall pay the sales commission described in Exhibit 3 to the Distributor on the condition that a sales contract for the Product is concluded with the Client and the Seller receives payment for the purchase price from the Client.
2.	The Seller shall pay to the Distributor the sales commission described in the preceding paragraph by wire transfer to the account designated on the invoice issued by the Distributor, payable at the end of the month following the month in which the delivery date of the Product to the Client falls. However, if the payment of the sales commission from the client to the Distributor is made after the month following the month in which the delivery date falls, “the delivery date” shall be read as “the payment date.
3.	In the event that the client has paid the sales price to the Seller and the Seller has paid the sales commission to the Distributor, but for some reason the contract for this product is not fulfilled and the Seller refunds the money to the client, the sales commission paid by the seller to the Distributor must be refunded by the Distributor to the Seller. The time limit for the refund shall be the time limit set by the Seller to the Client. The time limit for the refund shall be the last business day of the month following the month of the refund from the Seller to the Client. The Seller may, at its own discretion, set off the sales commission payment claim by the Distributor against the claim for the refund of the sales commission to the Seller.
4.	If any matter is not stipulated in this Agreement or if any question arises concerning any of the provisions of this Agreement, the parties hereto shall consult with each other in good faith.

Article 6 (Provision and Storage of Materials, etc.)

1.	The Seller shall not sell the Product to any third party without the prior written consent of the Distributor. Seller shall provide Distributor with the sales materials of the Product, brochures of the Product, product descriptions and other promotional materials (hereinafter collectively referred to as the “Promotional Materials”) necessary for the Distributor to act as a sales agent for the Product free of charge.
2.	The Distributor may reproduce promotional materials provided by the Seller if necessary in the sale of this product.
3.	The Distributor shall keep in custody or custody with the same care as their own the promotional materials provided by the Seller and shall not use them for any purpose other than the sale of this product.

Article 7 (Licensing of Trademarks)

1.	The Seller grants to the Distributor a non-exclusive license to use the registered trademarks and service marks (hereinafter referred to as “the Trademarks, etc.”) shown in Exhibit 2 owned by the Seller to the extent necessary for the Distributor’s business, and the Distributor shall be obligated to use the Trademarks, etc. within the following conditions.

(1)	Licensed goods: This product
(2)	Region of use: Japanese domestic
(3)	Range of use: To be used in promotional materials for this product.
(4)	Fees: Free of charge

2.	The Seller warrants to the Distributor that the Seller is the sole owner of the trademark rights pertaining to this Trademark, etc.
3.	The Distributor shall not use any trademarks, etc. other than the Trademarks, etc., in connection with the Products.
4.	If the Distributor discovers that a third party is infringing or threatening to infringe this Trademark, etc., the Distributor shall immediately inform the Seller of the details. In this case, the Distributor shall take necessary actions to eliminate or prevent such infringement or threat of infringement at its own responsibility and expense.
5.	If a third party makes a claim of infringement of rights, demands compensation for damages, or makes any other claim or demand regarding the use of the trademark, etc. by the Distributor, or if a third party claims that there are grounds for invalidation or rescission of the trademark (including cases where a request for invalidation or rescission is made), the Seller will deal with this at its own responsibility and expense.
6.	Upon termination of this Agreement, the Distributor shall immediately cease use of the Trademarks, etc.

Article 8 (Periodic Meetings)

The Seller and the Distributor shall meet regularly as necessary to discuss market conditions, trends, future sales prospects, etc., in order to promote smooth sales of the product.

Article 9 (Prohibition of Entrustment)

1.	The Distributor may not entrust all or part of the sales agency to any third party without the consent of the Seller.
2.	In the event that the Distributor consigns with the consent of the Seller, the Distributor shall assume the same obligations to the consignee as those of the Distributor under this Agreement, and shall jointly and severally compensate the Seller for any damage to the Seller caused by a cause attributable to the .

Article 10 (Obligation to Notify)

When any of the following items applies, the Seller or the Distributor must notify the counterparty in writing to that effect

(1)	Change of name or trade name
(2)	Change of Representative
(3)	Change of location or address of head office or principal place of business
(4)	Change of Designated Financial Institution Account

Article 11 (Confidentiality)

In this agreement, “Confidential Information” refers to information and data (including documents, drawings, electronic data, etc.) relating to the content of this agreement and the purpose of this agreement, which the Seller or the Distributor (hereinafter referred to as the “Discloser” in this article) disclosed or provided to the other party (hereinafter referred to as the “Recipient” in this Agreement) in relation to the content of this Agreement and the purpose of this Agreement, including information and data (regardless of the method of disclosure or provision, including documents, drawings, electronic media, electromagnetic recording media, and oral communication) related to management, technology, sales, and customers, as well as any reproductions or copies thereof. However, this shall not apply to information (excluding personal information) that falls under any of the following items.

(1)	Information that was known before disclosure or provision
(2)	Information legitimately obtained from a duly authorized third party without incurring any obligation of confidentiality
(3)	Information obtained independently, not based on information disclosed or provided
(4)	Information that was public knowledge prior to disclosure or provision
(5)	Information that becomes public knowledge for reasons not attributable to the individual after being disclosed or provided

2.	The Disclosing Party shall have the following confidentiality obligations

(1)	Confidential information to be kept strictly confidential.
(2)	Without the prior written consent of the disclosing party, the disclosing party shall not disclose or provide (including leaking) any confidential information to any third party other than the officers and employees of the receiving party who need to know the confidential information (including those who have left the receiving party after having obtained the confidential information; hereinafter referred to as “receiving party’s personnel” in this Agreement).
(3)	Not to use the Confidential Information for any purpose other than the purpose of this Agreement.
(4)	Confidential information shall not be reproduced or copied without the prior consent of the disclosing party.

3.	Notwithstanding the provisions of the second item of the preceding paragraph, a Disclosing Party may, upon taking the following measures, disclose and provide such confidential information to a judicial, administrative, or other public body in response to a legal request, or to an attorney, certified public accountant, certified tax accountant, financial advisor, or other professional who is legally obligated to maintain confidentiality,

(1)	Promptly notify the disclosing party in writing that such a request has been made
(2)	Disclose or provide only those portions of the confidential information that are required to be disclosed or provided by law and those portions that are reasonable and necessary.

4.	The Disclosing Party shall make the Disclosing Officer and other third parties to whom it lawfully discloses the information assume the same obligation of confidentiality as set forth in this Article.
5.	Upon termination of this Agreement or at the request of the Discloser, the Discloser shall promptly return or dispose of the Confidential Information in accordance with the Discloser’s instructions. In disposing of the Confidential Information, the Discloser shall take measures to ensure that the Confidential Information cannot be reused.
6.	The provisions of this Article shall remain in effect after termination of this Agreement.

Article 12 (Handling of Personal Information)

If the confidential information handled by the Seller or Distributor under this agreement includes personal information, the Seller or Distributor shall handle such personal information in accordance with the Act on the Protection of Personal Information, related laws and regulations (including guidelines established by the competent government agencies), and the provisions of this agreement, and shall not handle such personal information for any purpose other than the purpose of this agreement.

Article 13 (Compensation for Damages)

The party in breach of this Agreement shall indemnify the other party for damages (including, but not limited to, attorneys’ fees, interrogatory damages including lost profits, and special damages) suffered by the other party arising out of or in connection with such breach. (including, but not limited to, attorney’s fees, interrogatory damages including lost profits, and special damages).

Article 14 (Cancellation and forfeiture of the benefit of time)

1.	The Seller or the Distributor may terminate this agreement if the counterparty violates any provision of this agreement and the violation is not corrected within a reasonable period of time despite a demand with a reasonable period of time specified, provided, however, that if the violation at the time of the expiration of such period of time is minor in light of this agreement and socially accepted norms in business transactions, this shall not apply. However, this shall not apply if the breach of this Agreement as of the expiration of such period is minor in light of this Agreement and socially accepted business practices.
2.	The Seller or Distributor may immediately cancel this contract in whole or in part without notice if any of the following events occurs to the other party. However, if the event is due to the fault of the party canceling the contract, the contract may not be canceled due to that event.

(1)	When there is a serious breach or breach of trust by the other party with respect to this Agreement
(2)	When all or part of the obligation is unperformable, or when the counterparty clearly indicates its intention to refuse performance of all or part of the obligation. However, if partial performance is impossible, the contract may be terminated only with respect to such part of the obligation.
(3)	Notwithstanding the provisions of the preceding item, if performance of a part of the obligation is impossible or if the counterparty is unable to perform his/her obligation
(4)	In the event that a party clearly indicates its intention to refuse performance of a part of its obligation, the contract may be terminated in its entirety if the purpose for which the contract was made cannot be achieved solely by the remaining portion.
(5)	If, under this Agreement, the purpose of this Agreement cannot be achieved unless performance is made on a specific date or within a specific period of time, and that period of time has elapsed without performance by the counterparty.
(6)	When the business is subject to a revocation or suspension order from the regulatory authority.
(7)	When a customer becomes suspended or insolvent, when a bill or check drawn or accepted by the customer is dishonored, or when the customer’s bank transactions are suspended.
(8)	There has been a significant decline in creditworthiness or a material change in business operations that may affect the creditworthiness of the company.
(9)	When a third party has commenced a seizure, provisional seizure, provisional disposition, or other compulsory execution, an auction for the exercise of a security interest, or a disposition of delinquent taxes and public dues or other equivalent procedure
(10)	When a petition for commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, or special liquidation proceedings is filed or a notice of liquidation is given
(11)	When a resolution is made to dissolve the company due to a merger, a decrease in capital, the discontinuation or change of business, or dissolution
(12)	When any other serious reason arises that makes it difficult to continue this Agreement.

3.	If this Agreement is terminated in accordance with the preceding two paragraphs and damages result from such termination, the party who terminated the Agreement may demand compensation from the other party for such damages.
4.	The Seller or Distributor who has had this agreement terminated pursuant to Paragraph (1) or (2) may not claim compensation for damages against the other party even if he/she has suffered damages as a result of such termination.
5.	If the Seller or the Distributor falls under any of the items of Paragraph 2, or if this agreement is terminated, the party concerned shall naturally lose the benefit of time with respect to all obligations arising from this agreement and other agreements concluded with the other party, and the party concerned shall immediately repay all obligations owed to the other party in a lump sum. The parties shall immediately repay all debts owed to the other party in a lump sum.

Article 15 (Cancellation before maturity)

The Seller and the Distributor may terminate this agreement in the future if they notify the other party at least one month in advance and reach a written agreement.

Article 16 (Exclusion of Anti-Social Forces)

The Seller and the Distributor hereby represent that they do not currently fall under the category of organized crime group, organized crime group member, person who has ceased to be an organized crime group member for less than five years, organized crime group associate, organized crime group-related company, corporate extortionist, etc., social movement racketeer, etc., or special intelligence crime syndicate, etc., or any other person equivalent to any of the foregoing (hereinafter referred to as “organized crime group member, etc.”), and that they do not fall under any of the following items, and they also promise that they will not fall under any of the following items in the future.

(1)	Having a relationship in which it is recognized that a crime syndicate member, etc. controls the management.
(2)	Having a relationship in which it is recognized that a Bouryokudanin, etc. is substantially involved in the management of the company.
(3)	Having a relationship that is recognized as taking advantage of Boryokudanin, etc. unfairly, such as for the purpose of making unjust profits for oneself, one’s own company or a third party, or for the purpose of inflicting damage on a third party.
(4)	Having a relationship that is deemed to involve involvement such as providing funds, etc. or benefits to Bouryokudanin, etc.
(5)	A director or a person substantially involved in the management of the company has a socially reprehensible relationship with a Bouryokudanin, etc.

2.	The Seller and Distributor shall ensure that they do not commit any of the following acts by themselves or through the use of a third party

(1)	Violent demanding behavior
(2)	Unreasonable demands beyond legal responsibility
(3)	Threatening words or deeds or using violence in connection with a transaction
(4)	Acts of spreading rumors, using deceptive means or force to damage the other party’s credibility or obstruct the other party’s business.
(5)	Other acts similar to the preceding items

3.	If it is found that the other party is a member of a crime syndicate, etc., falls under any of the items of Paragraph 1, or has committed any of the acts falling under any of the items of the preceding paragraph, or has made a false declaration regarding the representations and assurances based on the provisions of Paragraph 1, the seller or the distributor may terminate this Agreement without any notice to the other party, regardless of whether or not there are grounds attributable to the other party.
4.	The termination of this Agreement pursuant to this Article shall not preclude the terminating party from claiming damages from the terminated party
5.	In the event of termination of this Agreement pursuant to this Article, the terminated party may not claim damages against the terminating party, even if the terminated party has incurred damages as a result of the termination.

Article 17 (Force majeure exemption)

1.	The Distributor shall not be liable for any delay or failure to perform the whole or any part of this contract due to natural disaster, war, civil war, riot, enactment, amendment or repeal of domestic or foreign laws, order, disposition or instruction by public authority, act of dispute, instructions, explanation or materials provided by the distributor, epidemic or epidemic of infectious disease or any other cause beyond the Agency’s control.
2.	The Seller may not terminate this Agreement if the delay or inability to perform all or part of this Agreement is due to a force majeure event as described in the preceding paragraph.

Article 18 (Prohibition of Assignment of Status, etc. under the Agreement)

The Seller and the Distributor shall not assign, transfer, or succeed to any of their rights or obligations under this Agreement, in whole or in part, or provide any of them as security to any third party without the prior written consent of the other party.

Article 19 (Period of Validity, etc.)

1.	The effective period of this agreement shall be one year from the date of conclusion of the agreement. However, if no other intention is expressed by either party at least one month before the expiration date of the effective period of this agreement, this agreement shall be renewed for another year under the same conditions, and the same shall apply thereafter.
2.	Notwithstanding the termination of this Agreement, the provisions of Articles 11 (Confidentiality), 12 (Indemnification), 13 (Damages), 16 (Exclusion of Antisocial Forces), 21 (Governing Law and Jurisdiction) and this Article shall remain in effect.

Article 20 (Entire Agreement)

This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings, whether written or oral, between the parties with respect to such matters. Any and all agreements, etc. of the parties prior to the date of execution of this Agreement with respect to such matters shall expire upon execution of this Agreement, except as otherwise provided in this Agreement.

Article 21 (Governing Law and Jurisdiction)

1.	The Agreement shall be governed by and construed in accordance with the laws of Japan.
2.	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes related to this Agreement.

Article 22 (Good Faith Consultation)

If any question arises concerning any matter not stipulated in this Agreement or concerning the interpretation of any provision of this Agreement, the Seller and Distributors shall decide such question upon mutual consultation in good faith in accordance with the purpose of this Agreement.

(Margins below)

In order to certify the execution of this Agreement, two (2) copies shall be prepared, both parties hereto shall affix their names and seals thereto, and each party shall retain two (2) copies of this Agreement. In addition, an electronic contract file may be created and each may be signed electronically. In this case, the electronic contract file, which is electronic data, shall be the original, and the document printed from the same file shall be the copy.

April 1, 2024

Seller: Le Gracielle BLDG 2-6F, 5-22-6, Shinbashi, Minato-ku, Tokyo, Japan

Robot Consulting Co., Ltd.

Representative Director Hidetoshi Yokoyama

Distributor: 1-3-3 Ginza, Chuo-ku, Tokyo

Toshi Kaihatsu Kenkyusho Co., Ltd.

Representative Director, Takashi Okubo

Appendix 1: List of this product/products

1.	Labor Management System, a service of the Seller.
2.	A service system that streamlines the Seller’s services of legal work and personal consultation
3.	EC site construction, a service provided by the seller
4.	Opening a store on Metaverse Mall (Metamall), a joint venture between the seller and the company Metapolis.
5.	e-learning, a service provided by the seller
6.	Services that promote DX proposed by the seller
7.	Support services related to the above 1, 2, 3, 4, 5 and 6

Appendix 2: Trademark

1.	Trademark - None
2.	Service mark - None

Appendix 3:

Sales commission

Service (Amount, without taxes)	Sales commission (including taxes)
Labor Robot (JPY1,500,000)	JPY1,000,000
Labor Robot (JPY3,000,000)	JPY2,000,000
Labor Robot (JPY4,000,000)	JPY2,700,000
Labor Robot (JPY5,000,000)	JPY3,400,000
Labor Robot (JPY5,454,500)	JPY3,700,000
Labor Robot (JPY1,500,000)	JPY1,000,000
Labor Robot (JPY3,000,000)	JPY2,000,000
Labor Robot (JPY4,000,000)	JPY2,700,000
Labor Robot (JPY5,000,000)	JPY3,400,000
Labor Robot (JPY5,454,500)	JPY3,700,000
e-Learning (individual estimate)	75% of the price excluding tax for training expenses
DX Promotion Plan/fliki (JPY2,900,000）	JPY2,040,000
DX Promotion Plan DocsBot (JPY2,900,000)	JPY2,2400,000